Shiloh Industries Reports Second Quarter EPS of $0.12 on Reduced Sales

VALLEY CITY, OH -- 05/22/2008 -- Shiloh Industries, Inc. (NASDAQ: SHLO) reported net income for the second quarter ended April 30, 2008 of $2.0 million, or $0.12 per share (diluted) on sales of $130.6 million. A year ago, second quarter of fiscal 2007 net income was also $2.0 million, or $0.12 per share (diluted), on sales of $155.9 million.

Second Quarter 2008 Highlights

Sales for the second quarter ended April 30, 2008 decreased $25.3 million, or 16.2%, from the second quarter of fiscal 2007. The Company's sales declined from the effect of the strike at American Axle & Manufacturing Holdings, Inc. that began on February 26 and continued through the end of the quarter and which, in turn, shut down several key plants of the Company's largest customer, General Motors. Sales were also affected by separate work stoppages at two additional General Motors assembly plants and by overall reduced production volumes of the Company's other automotive and heavy-duty truck customers.

For the second quarter of fiscal 2008, the Company reported operating income of $4.7 million, or 3.6% of sales, compared to $6.2 million, or 4.0% of sales, in the second quarter of fiscal 2007. The decrease in operating income is a reflection of the reduced sales volumes for the reasons mentioned, offset by improvements in productivity and structural cost reductions implemented during the quarter to counteract the effect of the reduced production volumes.

During the second quarter of fiscal 2008, the Company recorded an impairment of fixed assets of $0.9 million, or $0.03 per share, related to the conclusion of a customer's program.

Selling, general and administrative expenses were $6.6 million in the second quarter of fiscal 2008, a decline of $2.7 million from the second quarter of fiscal 2007. The prior year quarter included a charge of $1.2 million to provide for a legal judgment against the Company. Interest expense decreased by $1.1 million from the second quarter of fiscal 2007 due to lower debt levels and lower average borrowing rates as compared to the prior year.

First Six Months 2008 Results

For the first six months of fiscal 2008, net income was $3.6 million, or $0.22 per share (diluted), compared to $3.5 million, or $0.21 per share (diluted) in the first six months of fiscal 2007. Sales for the first six months of fiscal 2008 of $265.5 million were $38.0 million, or 12.5% below the sales of the first half period of the prior year. The reduced sales volume reflects the effect of the American Axle strike on the Company's largest customer and the overall reduction in production volume of the Company's other customers.

Operating income for the first six months of fiscal 2008 was $8.6 million, or 3.2% of sales, compared to $10.1 million, or 3.3% of sales, for the first six months of fiscal 2007.

Interest expense decreased by $1.5 million from the prior year six-month period due to lower debt levels and lower average interest rates as compared to the prior year six-month period.

In commenting on the results of the second quarter of fiscal 2008, Theodore K. Zampetis, President and CEO, said, "While our earnings are not at the levels that could have been achieved without the major disruptions and the lower production volumes we experienced in the second quarter, our performance for the quarter and first half of fiscal 2008 is satisfactory. Our results reflect the effect of our continued emphasis on reducing our break-even point, controlling and adjusting rapidly our variable costs, focusing on working capital management and efficient capital spending while protecting our critical skills and enhancing our strategic product innovation and our new business development efforts. The outcome of our efforts has been a second quarter operating performance that is equivalent with the previous year combined with continued strong cash flow. On March 11, 2008, we paid to our stockholders a special dividend of $1.00 per share, and increased our debt by $16.4 million, from $69.9 million at the end of our first quarter. After repayments, debt stands at $83.6 million at April 30th.

"Looking ahead, we know that the effects of production disruptions and the overall impact of lower production volumes will continue. We will, therefore, continue to concentrate on variable cost control and enhancing cash flow for continued debt reduction. We will also continue our focus on new sales and business development opportunities and new product introduction."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 1,600.

A conference call to discuss the results of the second quarter of fiscal 2008 will be held on May 22, 2008, at 2:00 p.m. (ET). To listen to the conference call, dial (800) 952-4972 approximately five minutes prior to the start time and request the Shiloh Industries second quarter 2008 conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and customer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Company's credit agreement; pension plan funding requirements; and other factors, uncertainties, challenges, and risks detailed in the Company's public filings with the Securities and Exchange Commission. The Company does not intend or undertake any obligation to update any forward-looking statements, except as required by law.

                          SHILOH INDUSTRIES, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share data)

                                 Three months ended     Six months ended
                                      April 30,             April 30,
                                  2008       2007       2008       2007
                                ---------  ---------- ---------  ----------
Revenues                        $ 130,648  $  155,917 $ 265,542  $  303,542
Cost of sales                     118,400     140,341   242,539     276,378
                                ---------  ---------- ---------  ----------
  Gross profit                     12,248      15,576    23,003      27,164
Selling, general and
 administrative expenses            6,617       9,308    13,538      16,923
Asset impairment, net                 897           -       897           -
Restructuring charge                    -         100         -         100
                                ---------  ---------- ---------  ----------
  Operating income                  4,734       6,168     8,568      10,141
Interest expense                      971       2,043     2,265       3,749
Interest income                         4          17        14          31
Other (expense) income, net           (21)         71        (6)        345
                                ---------  ---------- ---------  ----------
  Income before income taxes        3,746       4,213     6,311       6,768
Provision for income taxes          1,738       2,162     2,720       3,235
                                ---------  ---------- ---------  ----------
Net income                      $   2,008  $    2,051 $   3,591  $    3,533
                                =========  ========== =========  ==========

Income per share:
  Basic income per share        $    0.12  $     0.13 $    0.22  $     0.22
                                =========  ========== =========  ==========
  Diluted income per share      $    0.12  $     0.12 $    0.22  $     0.21
                                =========  ========== =========  ==========

Weighted average number of
 common shares:
  Basic                            16,356      16,351    16,355      16,341
                                =========  ========== =========  ==========
  Diluted                          16,480      16,477    16,479      16,481
                                =========  ========== =========  ==========

CONTACT:
Thomas J. Stecz
Corporate Controller
Shiloh Industries, Inc.
(330) 558-2600